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                    January 13, 2021

       Matthew Korenberg
       Chief Financial Officer
       LIGAND PHARMACEUTICALS INC
       3911 Sorrento Valley Boulevard
       Suite 110
       San Diego, California 92121

                                                        Re: LIGAND
PHARMACEUTICALS INC
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-33093

       Dear Mr. Korenberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences